Exhibit 34.1

KPMG LLP Suite 900 10 South Broadway St. Louis, MO 63102-1761

Report of Independent Registered Public Accounting Firm

The Board of Directors CitiMortgage, Inc.:

We have examined CitiMortgage, Inc.’s (the Servicer) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB in connection with the servicing of first lien residential mortgage loans, for which the Servicer performs a particular servicing function pursuant to a servicing agreement with a third party, except for (a) Freddie Mac, Fannie Mae and Ginnie Mae residential mortgage loan securitizations unless part of a special bond program and (b) loans held for its own portfolio, utilizing the Citilink system (the Platform), except for servicing criterion 1122(d)(1)(iii) and certain activities related to servicing criteria 1122(d)(2)(ii), 1122(d)(4)(i), and 1122(d)(4)(ii), as described in Exhibit A in the accompanying Management Assessment of Compliance with Applicable Servicing Criteria, which the Servicer has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2013. Management is responsible for the Servicer’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Servicer’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, including examining, on a test basis, evidence about the Servicer’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Servicer processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures are limited to the selected transactions and servicing activities performed by the Servicer during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Servicer during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer’s compliance with the servicing criteria.

As described in the accompanying Management Assessment of Compliance with Applicable Servicing Criteria, for certain activities related to servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), as described in Exhibit A thereto, the Servicer has engaged various vendors to perform the activities required by these servicing criteria. The Servicer has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Servicer has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Servicer has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to each vendor. The Servicer is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assessment, and we performed no procedures with respect to the Servicer’s eligibility to apply Interpretation 17.06.

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International

Cooperative (“KPMG International”), a Swiss entity.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(4)(vii), as applicable to the Servicer during the year ended December 31, 2013.

1122(d)(4)(vii)—In certain instances, the Servicer did not initiate, conduct, and conclude loss mitigation or recovery actions (e.g., forbearance plans, modifications, and deeds in lieu of foreclosure, foreclosures, and repossessions, as applicable) in accordance with the timeframes or other requirements established by the transaction agreements.

In our opinion, except for the material noncompliance described above, the Servicer complied, in all material respects, with the aforementioned servicing criteria, including activities related to servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)()dii), as described in Exhibit A of the Servicer’s Management Assessment of Compliance with Applicable Servicing Criteria, for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2013.

We do not express an opinion or any form of assurance on the “Servicer’s commentary regarding material instances of noncompliance” of Exhibit B of the Servicer’s Management Assessment of Compliance with Applicable Servicing Criteria.

/s/ KPMG LLP

St. Louis, Missouri

February 26, 2014

2